EXHIBIT 10b

                     [Letterhead of American Brands, Inc.]







                                                August 11, 1995




Mr. Louis F. Fernous, Jr.
Vice President and Secretary
American Brands, Inc.
1700 East Putnam Avenue
Old Greenwich, Connecticut  06870-0811

        Re:  Cash Director's Fees

Dear Lou:

          I hereby elect that American Brands, Inc. (the "Company") defer payment to me of any fees to which I will be entitled as a director of the Company, including fees for service on any committee of the Board of Directors of the Company until the January next following the calendar year in which I cease to be a member of the Board of Directors of the Company. The deferral shall be for fees for my services for the period commencing August 1, 1995 and thereafter until I notify the Company that I am rescinding the election for periods of service subsequent to the recission. This election is irrevocable for fees that have been deferred.

          I understand that interest on deferred fees will be paid at the time of payment of such fees. Interest will be accrued each quarter on deferred fees and interest already earned at the start of such quarter at a rate equal to the average rate of the final auction of the prior quarter for the sale of 13-week U.S. Government bills, rounded up to the next highest .05%. Interest will be calculated on the basis of actual days over a 360 day year and will be credited as of the end of each quarter.

          In the event of my death prior to receipt of the deferred fees and accrued interest thereon, the Company shall promptly pay the deferred fees and interest to my beneficiary, the Gordon R. Lohman Trust dated December 3, 1993. If my designated beneficiary does not survive me, the deferred fees and accrued interest shall be promptly paid to my estate.

          In the event of a Change in Control of the Company, the deferred fees and accrued interest thereon shall become immediately payable in full. A "Change in Control" of the Company shall be deemed to have occurred if (A) any person (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on February 28, 1995) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, as in effect on February 28, 1995) of stock of the Company entitled to cast more than 20% of the votes at the time entitled to be cast generally for the election of directors, (B) more than 50% of the members of the Board of Directors shall not be Continuing Directors (which term, as used herein, means the directors of the Company (1) who are members of the Board of Directors on February 28, 1995 or
(2) who subsequently became directors of the Company and who were elected or designated to be candidates for election as nominees of the Board of Directors, or whose election or nomination for election by the Company's stockholders was otherwise approved, by a vote of a majority of the Continuing Directors then on the Board of Directors), (C) the Company shall be merged or consolidated with, or, in any transaction or series of transactions, substantially all of the business or assets of the Company shall be sold or otherwise acquired by, another corporation or entity and, as a result thereof, either (I) the stockholders of the Company immediately prior thereto shall not directly or indirectly have at least 50% or more of the combined voting power of the surviving, resulting or transferee corporation or entity immediately thereafter or (II) any person (as that term is used in Sections 13(d) and 14(d) of the Exchange Act, as in effect on February 28, 1995) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, as in effect on February 28, 1995) of more than 20% of the combined voting power of the surviving, resulting or transferee corporation or entity, or (D) any change in control of the Company shall have occurred of a nature that would be required to be reported in response to Item 1(a) of Form 8-K promulgated under the Exchange Act as in effect on February 28, 1995, regardless of whether the Company is at the time of such change in control subject to the reporting requirement thereof. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred if an acquisition of stock that would otherwise constitute a Change in Control pursuant to clause (A) or (D) of the preceding sentence is made by the Company or a subsidiary thereof, by any corporation in a merger or consolidation that does not constitute a Change in Control pursuant to clause (C) of the preceding sentence or by any employee benefit plan (or related trust) sponsored or maintained by the Company or a subsidiary thereof.

          I understand that this obligation of the Company to make payment of deferred fees and accrued interest thereon is not required to be funded.

          Please sign on behalf of the Company and return a copy of this letter to me acknowledging receipt of and agreeing to my deferral election.

                                           Very truly yours,

                                           Gordon R. Lohman
                                           ----------------
                                           Gordon R. Lohman

Acknowledged and agreed to this 17th day of August 1995.

AMERICAN BRANDS, INC.


Louis F. Fernous, Jr.
---------------------
Louis F. Fernous, Jr.
Vice President and Secretary





cc:  Salary Committee